Ex. 28(d)(5)

April 28, 2017

Mr. Bruce Rosenberg

Treasurer

State Street Institutional Investment Trust

c/o SSGA Funds Management, Inc.

One Lincoln Street

Boston, Massachusetts 02111

RE:	State Street Institutional Investment Trust Fee Waiver and/or Expense Reimbursement Arrangements

Dear Mr. Rosenberg:

Section I. Total Annual Fund Operating Expense Arrangements

SSGA Funds Management, Inc. (“SSGA FM”), as adviser to each series (each a “Fund” and collectively, the “Funds”) of the State Street Institutional Investment Trust (the “Trust”), agrees until April 30, 2018 (the “Expiration Date”):

(a)(i) to waive up to the full amount of the advisory fee payable by the Fund, and/or (ii) to reimburse a Fund for expenses to the extent that Total Annual Fund Operating Expenses (exclusive of non-recurring account fees, extraordinary expenses, acquired fund fees and Distribution, Shareholder Servicing and Sub-Transfer Agency Fees) exceed the following percentage of average daily net assets on an annual basis with respect to the below-listed Funds:

Fund Name	Expense Limitation
State Street Strategic Real Return Fund	0.30%
State Street Small Cap Emerging Markets Equity Fund	1.30%
State Street Equity 500 Index II Portfolio	0.03%
State Street Aggregate Bond Index Portfolio	0.04%
State Street Global Equity ex-U.S. Index Portfolio	0.08%
State Street Disciplined Global Equity Fund	0.75%
State Street Disciplined U.S. Equity Fund	0.65%
State Street Disciplined International Equity Fund	0.85%

(b)(i) to waive up to the full amount of the advisory fee payable by a Fund, and/or (ii) to reimburse a Fund to the extent that Total Annual Fund Operating Expenses (exclusive of nonrecurring account fees, extraordinary expenses, and distribution, shareholder servicing, and sub-transfer agency fees) exceed the following percentage of average daily net assets on an annual basis with respect to the below-listed Funds:

Fund Name	Expense Limitation
State Street Strategic Real Return Portfolio	0.08%
State Street Target Retirement Fund	0.13%
State Street Target Retirement 2015 Fund	0.13%
State Street Target Retirement 2020 Fund	0.13%
State Street Target Retirement 2025 Fund	0.13%
State Street Target Retirement 2030 Fund	0.13%
State Street Target Retirement 2035 Fund	0.13%
State Street Target Retirement 2040 Fund	0.13%
State Street Target Retirement 2045 Fund	0.13%
State Street Target Retirement 2050 Fund	0.13%
State Street Target Retirement 2055 Fund	0.13%
State Street Target Retirement 2060 Fund	0.13%

(c)(i) to waive up to the full amount of the advisory fee payable by a Fund, and/or (ii) to reimburse a Fund for expenses to the extent that Total Annual Fund Operating Expenses (exclusive of non-recurring account fees, extraordinary expenses, acquired fund fees, any class-specific expenses, such as distribution, shareholder servicing, sub-transfer agency and administration fees) exceed the following percentage of average daily net assets on an annual basis with respect to the below-listed Funds:

Fund Name	Expense Limitation
State Street Global Equity ex-U.S. Index Fund	0.10%
State Street Equity 500 Index Fund	0.01%
State Street International Developed Equity Index Fund	0.09%
State Street Aggregate Bond Index Fund	0.04%
State Street Institutional Liquid Reserves Fund	0.07%
State Street Institutional U.S. Government Money Market Fund	0.07%
State Street Institutional Treasury Plus Money Market Fund	0.07%
State Street Small/Mid Cap Equity Index Portfolio	0.03%
State Street Small/Mid Cap Equity Index Fund	0.03%
State Street Emerging Markets Equity Index Fund	0.12%
State Street 60 Day Money Market Fund	0.10%
State Street Cash Reserves Fund	0.12%
State Street Conservative Income Fund	0.12%
State Street Current Yield Fund	0.10%
State Street Institutional Liquid Assets Fund	0.07%
State Street Ultra Short Term Bond Fund	0.30%
State Street Global Value Spotlight Fund	0.70%
State Street International Value Spotlight Fund	0.70%
State Street European Value Spotlight Fund	0.70%
State Street Asia Pacific Value Spotlight Fund	0.70%
State Street U.S. Value Spotlight Fund	0.60%
State Street MSCI Canada Index Fund	0.15%
State Street MSCI Japan Index Fund	0.15%
State Street MSCI Europe Index Fund	0.10%
State Street MSCI Pacific ex Japan Index Fund	0.15%

(d)(i) to waive up to the full amount of the advisory fee payable by a Fund, and/or (ii) to reimburse a Fund for expenses to the extent that Total Annual Fund Operating Expenses (exclusive of non-recurring account fees, extraordinary expenses, acquired fund fees other than the fees of the State Street International Developed Equity Index Portfolio, a separate series of State Street Master Funds, any class-specific expenses, such as distribution, shareholder servicing, sub-transfer agency and administration fees) exceed the following percentage of average daily net assets on an annual basis with respect to the below-listed Fund:

Fund Name	Expense Limitation
State Street Hedged International Developed Equity Index Fund	0.15%

Ex. 28(d)(5)

Each of the above stated fee waiver and/or expense reimbursement arrangements set forth in Section I(a) through Section I(d) (i) supersedes any prior fee waiver and/or expense reimbursement arrangement for the applicable Fund and (ii) may only be terminated during the relevant period with the approval of the Funds’ Board of Trustees. SSGA FM and a Fund Officer are authorized to take such actions as they deem necessary and appropriate to continue each of the above stated waivers and/or expense reimbursements for additional periods, including of one or more years, after the applicable Expiration Date.

Section II. Other Arrangements

(a)	With respect to the State Street Aggregate Bond Index Portfolio and the State Street Aggregate Bond Index Fund, SSGA FM agrees to waive up to the portion of the management fee and/or expenses attributable to acquired fund fees and expenses in connection with the Portfolio’s investments in “to be announced” (“TBA”) securities. This fee waiver and/or expense reimbursement may only be terminated with approval of the Funds’ Board of Trustees.

(b)	With respect to the State Street International Developed Equity Index Fund, SSGA FM agrees to waive the portion of the Fund’s management fee attributable to the Fund’s assets invested in the State Street International Developed Equity Index Portfolio, a separate series of State Street Master Funds. This fee waiver may only be terminated with the approval of the Fund’s Board of Trustees.

(c)	With respect to the State Street Hedged International Developed Equity Index Fund, SSGA FM agrees to waive the portion of the Fund’s management fee attributable to the Fund’s assets invested in the State Street International Developed Equity Index Portfolio, a separate series of State Street Master Funds. This fee waiver may only be terminated with the approval of the Fund’s Board of Trustees.

If the arrangements in Section I and Section II of this memorandum are acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

SSGA FUNDS MANAGEMENT, INC.

/s/ Ellen M. Needham
By:
Ellen M. Needham Director and President

Accepted and Agreed:
STATE STREET INSTITUTIONAL INVESTMENT TRUST, ON BEHALF OF THE FUNDS NAMED ABOVE

/s/ Bruce Rosenberg
By:
Bruce Rosenberg
Treasurer